As filed with the Securities and Exchange Commission on March 29, 2006

Registration No. 333-74208

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-2675207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 East Algonquin Road Elk Grove Township, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

Directors Fees Taken in Stock Under UAL Corporation 1995 Directors Plan
(Full Title of the Plan)

Paul R. Lovejoy, Esq.
Senior Vice President, General Counsel and Secretary
UAL Corporation
1200 East Algonquin Road
Elk Grove Township, Illinois 60007
(847) 700-4000

(Name and address, including zip code, and telephone number, including area code, of agent for services)

Copies to:
R. Scott Falk, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

          On November 30, 2001, UAL Corporation, a Delaware corporation (the "Company"), filed a registration statement on Form S-8 (No. 333-74208) (the "Registration Statement"), which registered 40,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), to be offered or sold under the UAL Corporation 1995 Directors Plan (the "Plan").

          On February 1, 2006 (the "Effective Date"), the Company consummated the transactions contemplated by its Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Plan of Reorganization"). In accordance with the Plan of Reorganization, the Common Stock has been canceled and is no longer outstanding.

          As a result of the consummation of the transactions contemplated by the Plan of Reorganization, the Company has terminated all offerings of the Company's securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of the Company's Common Stock registered under the Registration Statement and reserved for issuance under the Plan, which remained unissued as of the Effective Date.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elk Grove Township, State of Illinois, on March 29, 2006.

UAL CORPORATION
  By: /s/ Paul R. Lovejoy
Name: Paul R. Lovejoy
Title: Senior Vice President, General Counsel and
Secretary